EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-4 of our report dated January 31, 2006, except for Note 24 as to which the date is April 11, 2006 relating to the consolidated financial statements of Ultrapar Participações S.A. appearing in the Annual Report on Form 20-F of Ultrapar Participações S.A. and subsidiaries for the year ended December 31, 2005 and to the reference to us under the headings “Presentation of Financial and Other Information” and “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE TOUCHE TOHMATSU
Deloitte Touche Tohmatsu Auditores Independentes

May 9, 2006